UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : October 11, 2006

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois	60147-0393
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operation and Financial Condition

On October 11, 2006, Richardson Electronics, Ltd. issued a press release reporting results for its fiscal first quarter ended September 2, 2006. A copy of the press release is furnished below:

Richardson Reports First Quarter Sales, Gross Profit and Operating Income Increase over Prior Year

LaFox, IL, Wednesday, October 11, 2006: Richardson Electronics, Ltd. (NASDAQ: RELL) announced today results for its fiscal first quarter ended September 2, 2006. Sales in the quarter were $165.8 million, an increase of 4.8% from the first quarter of fiscal 2006, which included 14 weeks versus 13 weeks this year. Gross profit improved 7.2% to $41.3 million, or 24.9% of net sales in the first quarter of fiscal 2007 as compared with $38.5 million, or 24.4% of net sales in the same quarter last year.

Operating income increased to $6.0 million in the first quarter of fiscal 2007 from $5.7 million in the prior year period. SG&A expenses in the first quarter of fiscal 2007 included severance expense of $0.9 million related to the implementation of the fiscal 2007 global restructuring plan, restatement expenses of $0.6 million, and stock compensation expense of $0.2 million related to the adoption of Statement of Financial Accounting Standards No. 123(R).

Net loss was $1.1 million in the first quarter of fiscal 2007, or $0.06 per diluted common share, as compared with net income of $1.8 million, or $0.10 per diluted common share, in the first quarter last fiscal year. The decrease in net income was primarily due to one-time costs of $2.5 million associated with the retirement of long-term debt recorded as other expense during the first quarter of fiscal 2007.

As previously announced, the Company has begun implementing a global restructuring plan intended to reduce the Company’s global operating costs related to logistics, selling, general and administrative expenses and to better align its operating and tax structure on a global basis. This plan is intended to reduce corporate and administrative expense, decrease the number of warehouses, and streamline much of the entire organization. Over the next fiscal year, the Company plans to implement a more tax-effective supply chain structure for Asia/Pacific and Europe, restructure its Latin American operations, and reduce its total workforce, including the elimination and restructuring of layers of management.

Sales growth for the first quarter of fiscal 2007 was led by the RF, Wireless & Power Division (RFPD) with sales of $91.3 million, improving 12.5% from the same period in fiscal 2006. RFPD’s sales growth was a result of increased demand for power conversion, passive/interconnect, infrastructure, and network access products. Sales in the Electron Device Group (EDG) increased 3.5% from the previous year to $24.7 million due to continued growth in semiconductor fabrication products. Sales in the Security Systems Division/Burtek Systems declined 2.2% to $26.3 million, mainly due to lower sales of distribution and private label products. The Display Systems Group’s sales were $21.8 million for the first quarter of fiscal 2007, down 10.7% from the same quarter last year, due mainly to a decline in sales of custom displays and cathode ray tube products.

On a geographic basis, sales in Europe for the first quarter of fiscal 2007 increased to $36.4 million, an improvement of 11.0%, mainly due to increased demand for wireless products and EDG products. Sales in Asia/Pacific were $39.5 million, up 6.2% led by strong demand for power conversion and wireless infrastructure products. Sales in North America increased 1.4% to $83.2 million with increased demand for wireless products. Latin America’s sales decreased 7.0% to $5.6 million due to a decline in sales of security products, partially offset by an increase in wireless products.

“We are encouraged by our first quarter results as we begin our new fiscal year,” said Edward J. Richardson, Chairman, Chief Executive Officer and President. “The implementation of our global restructuring plan is well underway, yet through the effort of all our employees, sales continue to achieve record levels and operating income is improving.”

On Thursday, October 12, 2006 at 9:00 a.m. CDT, Mr. Edward J. Richardson, Chairman, Chief Executive Officer and President, will host a conference call to discuss this release. A question and answer session will be included as part of the call’s agenda. To listen to the call, please dial 800-288-8975 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. CDT on October 12, 2006 through January 11, 2007. The telephone numbers to access the replay in the U.S. is 800-475-6701 and outside of the U.S. is 320-365-3844; access code 844434.

This release includes certain “forward-looking” statements as defined by the SEC. Statements in this press release regarding the Company’s business which are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. The Company assumes no responsibility to update the forward-looking statements in this release as a result of new information, future events, or otherwise.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless & Power Conversion; Electron Device; Security; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)(in thousands, except per share amounts)

	Three months ended
	September 2, 2006	September 3, 2005
Statements of Operations
Net sales	$165,755	$158,145
Cost of sales	124,436	119,613

Gross profit	41,319	38,532
Selling, general, and administrative expenses	35,379	32,981
Gain on disposal of assets	(19)	(140)

Operating income	5,959	5,691

Other (income) expense:
Interest expense	2,983	2,277
Investment income	(77)	(108)
Foreign exchange (gain) loss	394	(137)
Retirement of long-term debt expenses	2,540	—
Other, net	34	44

Total other expense	5,874	2,076

Income before income taxes	85	3,615
Income tax provision	1,184	1,795

Net income (loss)	$(1,099)	$1,820

Net income (loss) per share – basic:
Common stock	$(0.06)	$0.11

Common stock average shares outstanding	14,400	14,264

Class B common stock	$(0.06)	$0.10

Class B common stock average shares outstanding	3,093	3,120

Net income (loss) per share – diluted:
Common stock	$(0.06)	$0.10

Common stock average shares outstanding	14,400	17,488

Class B common stock	$(0.06)	$0.10

Class B common stock average shares outstanding	3,093	3,120

Dividends per common share	$0.040	$0.040

Dividends per Class B common share	$0.036	$0.036

Richardson Electronics, Ltd.

Net Sales and Gross Profit

For the First Quarter of Fiscal 2007 and 2006

(Unaudited, in thousands)

By Business Unit:
	Net Sales			Gross Profit
	FY 2007	FY 2006	% Change	FY 2007	GP% of Sales	FY 2006	GP% of Sales
RF, Wireless & Power Division	$91,332	$81,157	12.5%	$21,463	23.5%	$18,196	22.4%
Electron Device Group	24,674	23,838	3.5%	7,711	31.3%	7,732	32.4%
Security Systems Division/Burtek Systems	26,318	26,904	(2.2)%	6,967	26.5%	7,014	26.1%
Display Systems Group	21,829	24,450	(10.7)%	4,965	22.7%	6,015	24.6%
Corporate	1,602	1,796		213		(425)

Total	$165,755	$158,145	4.8%	$41,319	24.9%	$38,532	24.4%

By Geographic Area:
	Net Sales			Gross Profit
	FY 2007	FY 2006	% Change	FY 2007	GP% of Sales	FY 2006	GP% of Sales
North America	$83,230	$82,121	1.4%	$21,764	26.1%	$21,489	26.2%
Asia/Pacific	39,506	37,200	6.2%	9,567	24.2%	9,138	24.6%
Europe	36,422	32,806	11.0%	9,820	27.0%	9,326	28.4%
Latin America	5,578	6,000	(7.0)%	1,623	29.1%	1,522	25.4%
Corporate	1,019	18		(1,455)		(2,943)

Total	$165,755	$158,145	4.8%	$41,319	24.9%	$38,532	24.4%

Note:	Certain amounts in fiscal 2006 were reclassified to conform with the fiscal 2007 presentation.
The modification includes the reorganization of RF, Wireless & Power Division (formerly RF & Wireless Communications Group) and Electron Device Group (formerly Industrial Power Group) in the second quarter of fiscal 2006.
Europe includes net sales and gross profit to the Middle East and Africa.
Latin America includes net sales and gross profit to Mexico.
Corporate consists of freight, other non-specific net sales and gross profit, and customer cash discounts.

Richardson Electronics, Ltd.

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited September 2, 2006	June 3, 2006
Assets
Current assets:
Cash and cash equivalents	$18,202	$17,010
Receivables, less allowance of $2,120 and $2,142	116,692	115,733
Inventories	122,000	117,320
Prepaid expenses	4,666	3,739
Deferred income taxes	1,525	1,527

Total current assets	263,085	255,329

Non-current assets:
Property, plant and equipment, net	31,773	32,357
Goodwill	13,073	13,068
Other intangible assets, net	2,114	2,413
Non-current deferred income taxes	1,520	1,300
Assets held for sale	1,061	1,018
Other assets	3,802	3,814

Total non-current assets	53,343	53,970

Total assets	$316,428	$309,299

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$51,084	$52,494
Accrued liabilities	29,190	30,588
Current portion of long-term debt	14,016	14,016

Total current liabilities	94,290	97,098

Non-current liabilities:
Long-term debt, less current portion	124,128	112,792
Non-current liabilities	1,245	1,169

Total non-current liabilities	125,373	113,961

Total liabilities	219,663	211,059

Commitments and contingencies	—	—

Stockholders’ equity
Common stock, $0.05 par value; issued 15,664 shares at September 2, 2006 and 15,663 shares at June 3, 2006	783	783
Class B common stock, convertible, $0.05 par value; issued 3,093 shares at September 2, 2006 and June 3, 2006	155	155
Preferred stock, $1.00 par value, no shares issued		—
Additional paid-in-capital	118,639	119,149
Common stock in treasury, at cost, 1,260 shares at September 2, 2006 and 1,261 shares at June 3, 2006	(7,469)	(7,473)
Accumulated deficit	(20,147)	(19,048)
Accumulated other comprehensive income	4,804	4,674

Total stockholders’ equity	96,765	98,240

Total liabilities and stockholders’ equity	$316,428	$309,299

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.

Date: October 13, 2006	By:	/s/ David J. DeNeve
	Name:	David J. DeNeve
	Title:	Senior Vice President and Chief Financial Officer